Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Registration Statement of La Quinta Holdings Inc. on Form S-1 of our report dated December 23, 2013 relating to the combined financial statements of WIH La Quinta Inn Hotels as of December 31, 2011 and 2012 and for each of the three years in the period ended December 31, 2012, appearing in the prospectus, which is a part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

February 10, 2014